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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITOR

  We consent to the reference to our firm under the captions "Selected Historical Financial Data" and "Experts" and to the use of our reports dated January 25, 1996 (except for Notes 3 and 12 of the consolidated financial statements, as to which the date is March 25, 1996 and Note 1 of the
consolidated financial statements, as to which the date is May   , 1996) in the
Registration Statement (Form S-1) and the related Prospectus of Koppers Industries, Inc. for the registration of its common stock

Pittsburgh, Pennsylvania                  Ernst & Young LLP

  The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts, described in Note 1 to the consolidated financial statements.

                                          /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania May 8, 1996